                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

      Securities Act Rule 801 (Rights Offering)                           [ ]
      Securities Act Rule 802 (Exchange Offer)                            [X]
      Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                 [ ]
      Exchange Act Rule 14d-1(c) (Third Party Tender Offer)               [ ]
      Exchange Act Rule 14e-2(d) (Subject Company Response)               [ ]

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) [ ]

                                  Chohung Bank
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                            (Name of Subject Company)

                                       N/A
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      (Translation of Subject Company's Name into English (if applicable))

                              The Republic of Korea
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        (Jurisdiction of Subject Company's Incorporation or Organization)

                        Shinhan Financial Group Co., Ltd.
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                       (Name of Person(s) Furnishing Form)

                                  Common Stock
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                     (Title of Class of Subject Securities)

                                      None
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              (CUSIP Number of Class of Securities (if applicable))

                          Shinhan Bank, New York Branch
                          800 Third Avenue, 32nd Floor
                            New York, New York 10022
                                  212-371-8000
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 (Name, Address (including zip code) and Telephone Number (including area code)
          of Person(s) Authorized to Receive Notices and Communications
                          on Behalf of Subject Company)

                                 April 12, 2004
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                  (Date Tender Offer/Rights Offering Commenced)
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PART I - INFORMATION SENT TO SECURITY HOLDERS

ITEM 1.     HOME JURISDICTION DOCUMENTS

(a)   See Exhibit I.1.(a).

(b)   Not applicable.

ITEM 2.     INFORMATIONAL LEGENDS

Included in document attached hereto as Exhibit I.1.(a).

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)   Not applicable.

(2)   Not applicable.

(3)   Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

(1)   Form F-X filed concurrently with the Commission on May 5, 2004.

(2)   Not applicable.

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PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      /s/ Byung Jae Cho
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                                   (Signature)

      Byung Jae Cho, Chief Financial Officer
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                                (Name and Title)

      May 5, 2004
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                                     (Date)

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EXHIBIT                           DESCRIPTION                           PAGE NO.

I.1.(a)     Registration Statement relating to Exchange Offer for           5
            Common Stock of Chohung Bank
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